UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 23, 2007
(Date of earliest event reported)

21ST CENTURY HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL	33311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 581-9993

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFT 240.13e-4( c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of Michael H. Braun to Chief Operating Officer

Michael H. Braun, currently President of 21st Century Holding Company’s (the “Company”) subsidiary, Federated National Insurance Company, and a member of the Company’s Board of Directors, has been appointed to serve as the Company’s Chief Operating Officer effective October 29, 2007.

Mr. Braun (age 40) has served as President of Federated National Insurance Company since June 2004 and has been a Director on the Company’s Board since December 2005. Mr. Braun will maintain both positions, as well as assuming the new duties as the Company’s Chief Operating Officer. There are no related party transactions between the Company and Mr. Braun.

The following agreements are currently in force between the Company and Mr. Braun: Non-Compete Agreement dated December 19, 2005, Annual Review Agreement dated December 19, 2005 and an Indemnification Agreement dated December 19, 2005. Each of the afore-mentioned agreements were filed with the Form 8-K filed with the Securities and Exchanged Commission on December 30, 2005.

Mr. Braun currently owns 1) options to purchase 15,000 shares of the Company’s common stock at an exercise price of $9.167, fully vested and expiring June 4, 2008; 2) options to purchase 5,000 shares of the Company’s common stock at an exercise price of $16.00, vesting 20% per year and expiring September 14, 2011; 3) options to purchase 20,000 shares of the Company’s common stock at an exercise price of $15.79, vesting 20% per year and expiring December 5, 2011; and 4) options to purchase 5,000 shares of the Company’s common stock at an exercise price of $16.59, vesting 20% per year and expiring October 25, 2013. Additional stock option grants may be awarded to Mr. Braun at the authorization of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21ST CENTURY HOLDING COMPANY

Date: October 29, 2007	By:	/s/ Peter J. Prygelski, III
Name: Peter J. Prygelski, III
Title: Chief Financial Officer
(Principal Accounting and Financial Officer)